Exhibit 99.6

                                                     FOR IMMEDIATE RELEASE
                                                     Contact:  Fell Herdeg
                                                     Telephone:  203-846-2274
                                                     Facsimile:  203-846-1776
                                                     fell.herdeg@soundprints.com



            TRUDY ANNOUNCES PUBLISHING LICENSE FROM SESAME WORKSHOP

         Norwalk, Connecticut, February 10, 2006--Trudy Corporation (OTCBB:TRDY) announced today that it has reached an agreement in principle with Sesame Workshop, the nonprofit educational organization behind Sesame Street, for a new publishing license focusing on book and audio CD formats. The license territory includes distribution into North America. The agreement includes approximately a 3 year term ending June 30, 2009. The Company anticipates the first titles will come to market in June, 2006. The licensed characters include core properties such as the characters from Sesame Street which include Big Bird, Elmo and the rest of their furry friends. The parties intend to negotiate in good faith to sign a definitive agreement as quickly as possible.

Ashley C. Andersen, President and CEO of Trudy remarked, "Sesame Workshop has the distinguished legacy of successfully producing some of the absolute best children's programming available, year after year. We are very excited about this opportunity to collaborate with Sesame Workshop in creating wonderful, innovative children's books and audio books featuring the lovable Sesame Street characters."

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements speak only to the date hereof; Trudy Corporation disclaims any intent or obligation to update these forward-looking statements.